Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY COMPLETES DRILLING ON TWO ADDITIONAL WELL LOCATIONS
Company also in the process of drilling three additional
 locations as it continues to expand its operations

Crossville, TN -- (GlobeNewswire) - May 17, 2010 —TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today drilling has been completed on two additional well locations on the JR Clark lease in Green County Kentucky.  Oil was struck in JR Clark well #129 in the Knox formation and the company is presently in the process of completing and testing this well. The JR Clark well #115 was drilled to a total depth of approximately 2,000 feet and proved to have no commercial value.

TN-K Energy also announced that drilling has commenced on three additional locations on three separate leases including well # 134 on the JR Clark lease in which the company owns a 27.5% interest, well #3 on the Todd Anderson lease in which the company owns a 35% interest and well #2 on the Willis Bradley lease in which the company owns a 50 % interest.

“We have had great success with our drilling operations to date.” said Ken Page, TN-K Energy’s CEO.  “With our latest oil strike, we have hit oil in six of our last seven well locations. We plan to continue or vigorous drilling program and to soon reach our goal to become one of the area’s leading independent producers of oil and gas. “

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the lack of commercial productivity from drilled wells, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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